                             THIRD AMENDED AND RESTATED
                             ARTICLES OF INCORPORATION
                                         OF
                                 NM HOLDINGS, INC.


     Under and pursuant to the Minnesota Business Corporation Act, the Board of Directors and shareholders of NM Holdings, Inc. (f/k/a Nutrition Medical, Inc.) have resolved to amend the Second Restated Articles of Incorporation of the corporation, which are amended and restated as follows:

                                     ARTICLE I.
                                        NAME

     The name of this corporation is "Stockwalk.com Group, Inc."

                                    ARTICLE II.
                                 REGISTERED OFFICE

     The registered office of this corporation is 5500 Wayzata Boulevard, Suite 800, Minneapolis, Minnesota 55426.

                                    ARTICLE III.
                                   CAPITAL STOCK

     1. The aggregate number of authorized shares of the corporation is One Hundred Million shares (100,000,000), par value of $.04 per share, of which Fifty Million shares (50,000,000) are designated as common stock. The remaining shares shall be divisible into classes and series, have the designations, voting rights, and other rights and preferences, and be subject to the restrictions, that the board of directors may from time to time establish, fix, and determine, consistent with these Articles of Incorporation. Unless otherwise designated by the board of directors, all issued shares shall be deemed common stock with equal rights and preferences.

     2. Shares of any class or series of the corporation, including shares of any class or series which are then outstanding, may be issued to the holders of shares of another class or series of the corporation, whether to effect a share dividend or split, including a reserve share split, or otherwise, without authorization, approval or vote of the holders of shares of any class or series of the corporation.

                                    ARTICLE IV.
                                     DIRECTORS

     1. The business of this corporation shall be managed by or under the direction of a board of directors. Directors need not be shareholders of the corporation. The board of directors in its discretion may elect honorary directors who shall serve without voting power.

     2. The board of directors of this corporation shall consist of six (6) directors or such other number of directors as shall be determined by the affirmative vote of a majority vote of the board of directors.

     3. Directors shall serve for the term for which they were appointed or elected and until their successors are elected and qualified. If any vacancy occurs in the board of directors, the remaining directors, by the affirmative vote of a majority thereof, shall elect a director to fill the vacancy until the next regular meeting of the shareholders.

     4. The directors shall have all of the powers conferred upon directors by the Minnesota Business Corporation Act.

     5. An action required or permitted to be taken by the board of directors of this corporation may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the board at which all directors are present except as to those matters which require shareholder approval, in which case the written action must be signed by all members of the board of directors.

                                     ARTICLE V.
                            CERTAIN SHAREHOLDER RIGHTS.

     Shareholders shall have no preemptive rights to purchase, subscribe for or otherwise acquire any new or additional securities of the corporation. No shareholder shall be entitled to cumulative voting rights.

                                    ARTICLE VI.
                                       BYLAWS

     The power to adopt, amend and repeal Bylaws for the corporation shall be vested in the board of directors, except to the extent otherwise limited by the Minnesota Business Corporation Act.

                                    ARTICLE VII.
                      LIMITATION ON LIABILITY/INDEMNIFICATION

     1. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the corporation's stock under Section 559 of the Minnesota Business Corporation Act (Minnesota Statutes, Chap. 302A) or; (iv) liability for any transaction from which the director derived an improper personal benefit. If the Minnesota Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

     2. The corporation shall indemnify any person who, in relation to or because of such person's service to the corporation in an official capacity, was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation), to the full extent permitted by the Minnesota Business Corporation Act.

                                   ARTICLE VIII.
                               AMENDMENT OF ARTICLES

     These Articles of Incorporation may be amended by the affirmative vote of the holder or holders of the majority of the voting power of the common stock present at a shareholders' meeting where said amendments are submitted to a vote.

     IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of July, 1999.




                                        /s/ George E. Kline
                                        ---------------------------------------
                                        George E. Kline
                                        Chairman and Chief Executive Officer



                                        - 3 -